Exhibit 10.2

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made effective as of the 1st day of January, 2015 by and between SUNSHINE HEART, INC., a Delaware corporation, whose address is 12988 Valley View Road, Eden Prairie, Minnesota 55344 (the “Company” and together with its subsidiaries and affiliates, the “Company Group”); DR. WILLIAM PETERS, whose address is GC/68 Greys Avenue,  Auckland Central, Auckland 1010, New Zealand (“Dr. Peters”); WSP TRADING LIMITED, whose address is GC/68 Greys Avenue, Auckland Central, Auckland 1010, New Zealand (“WSP,” collectively with Dr. Peters, the “WSP Parties” and each individually, a “WSP Party”).  (The Company Group and the WSP Parties are collectively referred to herein as the “Parties” and each without distinction, a “Party”).

ARTICLE 1
TERMINATION AND PAYMENTS

1.1                               TERMINATION OF CONSULTING AGREEMENT.  WSP and the Company are parties to that certain Consulting Agreement dated August 3, 2004 (the “Consulting Agreement”) and WSP and Dr. Peters are parties to that certain Confidential Information and Invention Assignment Agreement (the “Invention Assignment Agreement”).  The Parties hereby agree that the Consulting Agreement shall terminate as of the 1st day of January, 2015 (the “Termination Date”); provided, Section 8 of the Consulting Agreement and the Invention Assignment Agreement shall survive termination and continue in full force and effect in accordance with their respective terms.  Effective as of the Termination Date, with the exception of Section 8 of the Consulting Agreement, all rights and obligations of the Parties under the Consulting Agreement shall terminate.  As of the Termination Date, Dr. Peters hereby resigns from all positions held by Dr. Peters with any member of the Company Group, including, without limitation, as Chief Technical Officer of the Company.

1.2                               SEPARATION CONSIDERATION.  As consideration for the WSP Parties’ agreements and releases set forth herein, following the Termination Date, the Company agrees to engage the WSP Parties to provide consulting services, and the WSP Parties agree to provide consulting services, pursuant to the terms and conditions of the consulting agreement attached hereto as EXHIBIT A (the “Amended Consulting Agreement”).

1.3                               PAYMENT OF BONUS.  The Company agrees to pay Dr. Peters $24,157.44 as a bonus for 2014, which amount shall be paid by the Company no later than January 31, 2015.

1.4                               CONFLICT WITH OTHER AGREEMENTS.  In the event of any conflict between this Agreement and the provisions the Invention Assignment Agreement, the terms and conditions of the Invention Assignment Agreement shall control over the terms of this Agreement.

1.5                               ACKNOWLEDGEMENT.  Except as contemplated herein or by the terms and conditions of the Amended Consulting Agreement, the Parties acknowledge and agree that neither WSP Party is, and after the Termination Date shall not, be eligible for any additional payment by the Company of any additional consulting bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company (other than as set forth in the Amended Consulting Agreement).  Notwithstanding, the Company acknowledges and agrees that the WSP Parties’ performance of the Services pursuant to the terms and conditions of the Amended Consulting Agreement constitutes “Continuous Services” for the purposes of the equity awards issued to Dr. Peters prior to the Termination Date under the terms and conditions of the Company’s equity incentive plans, which plans are not affected hereby.  The WSP Parties further agree that the Invention Assignment Agreement remains in full force and effect, and the WSP Parties hereby reaffirms their respective obligations arising under the terms of the Invention Assignment Agreement.  The WSP Parties agree to return to the Company all Company Group documents and materials, apparatus, equipment and other physical property in their possession within five (5) days of the Termination Date and in the manner directed by the CEO of the Company, excepting documents authored in whole or in part by Dr. Peters and published or circulated outside the Company.  Each of the Parties acknowledges and agrees that: (i) the options and restricted stock units listed on SCHEDULE 1 attached hereto constitute the complete and total amount of stock options or restricted stock units issued by the Company to which either WSP Party is entitled to receive from the Company (the “Equity Awards”); (ii) the Company has no obligation to issue to any WSP Party any additional equity-linked awards under the

Company’s equity incentive plans; (iii) notwithstanding the terms and conditions of this Agreement, the Equity Awards shall be governed by and remain subject to the terms and conditions of the applicable award agreements and the Company’s equity incentive plans under which the Equity Awards were granted; and (iv) the summary of the vesting status of the Equity Awards reflected in SCHEDULE 1 attached hereto reflects the vesting of the Equity Awards as of November 30, 2014.

1.6                               COOPERATION AND ASSISTANCE.  For a period of sixty (60) days following the Termination Date, Dr. Peters shall make himself reasonably available up to five (5) hours per week to assist the Company in matters relating to the transition of his prior duties to other employees or consultants of the Company (including his successor), as may be reasonably requested by the Company.  The Company shall reimburse Dr. Peters for the reasonable documented out-of-pocket expenses incurred by him in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance consent of the CEO of the Company.  Any services rendered by Dr. Peters pursuant to this Section 1.5 shall be governed by the applicable terms and conditions of the Invention Assignment Agreement.

ARTICLE 2
RELEASE AND NON-DISPARAGEMENT

2.1                               RELEASE OF THE WSP PARTIES.  In consideration for the payments set forth in this Agreement, Dr. Peters, on behalf of himself, his heirs, executors, legal representatives and assigns (“Dr. Peters Releasing Parties”) and WSP, on behalf of itself, past and present officers, managers, employees, investors, members, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys and insurers (the “WSP Releasing Parties,” together with the Dr. Peters Releasing Parties, the “Releasing Parties”), hereby fully and forever release, acquit, discharge and covenant not to sue (as a full settlement and as an accord and satisfaction) the Company and the Company Group and the respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys, agents, and insurers of the Company and the Company Group (collectively, the “Company’s Released Parties,” and each individually a “Company Released Party”) of and from any claim, duty, obligation, cause of action, suit, debt, chose in action, contract, warranty, tort, covenant, judgment, execution, liability, damage, interest, fees, costs, sanctions, demands and rights whatsoever, contingent or noncontingent, in law or in equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation, any and all claims:

A.                                    which arise out of, or result from, or occurred in connection with the WSP Parties’ relationship with or service to the Company, any member of the Company Group or any of their respective affiliated entities, the termination of that relationship or service, any events occurring in the course of that relationship or service, or any events occurring prior to the execution of this Agreement;

B.                                    for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; legal malpractice, or negligent or intentional interference with contract or prospective economic advantage; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment and/or conversion;

C.                                              for a violation of any federal, state or municipal statute, regulation or ordinance relating to employment, including, without limitation, (1) Title VII of the Civil Rights Act of 1964, as amended, (2) the Civil Rights Act of 1866, as amended, (3) the Civil Rights Act of 1991, as amended, (4) the Employee Retirement and Income Security Act of 1974, as amended, (5) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including without limitation, the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (6) the OWBPA, (7) the Americans with Disabilities Act of 1990, as amended, (8) the Minnesota Human Rights Act, as amended (the “MHRA”), (9) the Minnesota Equal Pay for Equal Work Law, as amended, (10) the Minnesota healthcare worker whistleblower protection laws, (11) the Minnesota family leave law, and (12) the Minnesota personnel record access statutes;

D.                                              relating to unpaid debt, unpaid wages and fees;

E.                                              claims for violation of the federal, or any state, constitution; and

F.                                               for attorneys’ fees and costs.

Notwithstanding the foregoing, nothing herein shall be construed to be a release of claims that are nonwaivable as a matter of law.

2.2                               RELEASE OF THE COMPANY AND THE COMPANY GROUP.  In consideration for the promises and covenants herein, the Company and the Company Group, on behalf of themselves and their subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys, agents and insurers (“Company Releasing Parties”), hereby fully and forever release, acquit, discharge and covenant not to sue (as a full settlement and as an accord and satisfaction) the WSP Parties and their respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys, agents, and insurers of the WSP Parties (collectively, the “WSP Released Parties,” and each individually a “WSP Released Party”) of and from any claim, duty, obligation, cause of action, suit, debt, chose in action, contract, warranty, tort, covenant, judgment, execution, liability, damage, interest, fees, costs, sanctions, demands and rights whatsoever, contingent or noncontingent, in law or in equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation, any and all claims:

A.                                    which arise out of, or result from, or occurred in connection with the WSP Parties’ relationship with or service to the Company, any member of the Company Group or any of their respective affiliated entities, the termination of that relationship or service, any events occurring in the course of that relationship or service, or any events occurring prior to the execution of this Agreement;

B.                                    for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; legal malpractice, or negligent or intentional interference with contract or prospective economic advantage; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment and/or conversion;

C.                                              for a violation of any federal, state or municipal statute, regulation or ordinance;

D.                                              relating to unpaid debt and fees;

E.                                              claims for violation of the federal, or any state, constitution; and

F.                                               for attorneys’ fees and costs.

Notwithstanding the foregoing, nothing herein shall be construed to be a release of claims that are nonwaivable as a matter of law.

2.3                               COMPLETE RELEASE; COVENANT.  The Parties agree that the releases set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released.  Each Party represents and agrees that such Party has not filed any lawsuit, arbitration, or other claim against any other Party.  Each Party states that it knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation.  Pursuant to and as a part of each Party’s release and discharge of each other Party, as set forth herein, each Party agrees to the fullest extent permitted by law, not to sue or file a complaint, action, or demand for arbitration against any of the other Parties in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation, or other proceeding of any kind that relates to any matter that involves any of the other Parties, and that occurred up to and including this Agreement.  Nothing in the foregoing shall prevent the Parties from (a) commencing an action or proceeding to enforce the Parties’ rights arising under this Agreement, the Invention Assignment Agreement or the Consulting Agreement; or (b) responding to a request for information in connection with a government or agency inquiry, investigation or audit.

2.4                               NO ADMISSION OF LIABILITY.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the Parties herein released.  This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or the Consulting Agreement.

2.5                               NON-DISPARAGEMENT.

A.                                    For a period of five (5) years after the date of this Agreement, each Party covenants and agrees that such Party shall not make or cause to be made any statements, observations, opinions or communicate any information (whether in written or oral form) that defames or slanders any other Party or tortiously interferes with any other Parity’s business relationships.  Each Party acknowledges and agrees that any violation of the covenant contained in this Section 2.5 will result in irreparable damage to another Party and that the affected Party shall be entitled to injunctive and other equitable relief.  In addition, each Party agrees that should it become necessary for another Party to enforce any of the covenants contained in this Section through any legal, administrative or alternative dispute resolution proceeding, the Party breaching any of the covenants shall reimburse the non-breaching Party for any and all reasonable fees and expenses (legal costs, attorney’s fees and otherwise) incurred by such Party in successfully enforcing such covenants and/or prosecuting any such proceeding or appeal therefrom to successful conclusion.

B.                                    Each Party understands and agrees that the affected Party could not be reasonably or adequately compensated in damages in an action at law for breach of a Party’s obligations under this Section 2.5.  Accordingly, each Party specifically agrees that every other Party shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 2.5.  This provision with respect to injunctive relief shall not, however, diminish the right of the affected Party to claim and recover damages or other remedies in addition to equitable relief.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               REPRESENTATIONS AND WARRANTIES OF THE WSP PARTIES. Each of the WSP Parties represents and warrants to the Company Group that (a) this Agreement has been duly authorized, executed and delivered by the WSP Parties and is a valid and binding obligation of the WSP Parties enforceable against the WSP Parties in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of WSP as currently in effect; and

3.2                               REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the WSP Parties that (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect.

3.3                               NO OTHER REPRESENTATIONS.  No Party has relied upon any representations or statements made by any other Party hereto which are not specifically set forth in this Agreement.

ARTICLE 4
MISCELLANEOUS

4.1                               CONFIDENTIALITY.  Each Party agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (collectively, the “Termination Information”), provided, that the Parties shall be permitted to disclose the Termination Information with the Parties’ accountant or financial advisor to the limited extent needed for that person to prepare tax returns, and their attorneys; provided, further, that the Company shall be permitted to disclose the Termination Information, as determined necessary by the Company in its discretion, to comply with certain filing requirements under the applicable rules and regulations of the United States Securities and Exchange Commission.  Dr. Peters may also share the Termination Information with his spouse.

4.2                               SEVERABILITY.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.3                               ENTIRE AGREEMENT.  This Agreement together with the Amended Consulting Agreement represents the entire agreement and understanding between the Company and the WSP Parties concerning the WSP Parties’ termination from the Company, and supersedes and replaces any and all prior agreements and understandings concerning the WSP Parties’ relationship with the Company and their compensation by the Company, provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement or any agreement relating to equity in the Company awarded to either of the WSP Parties, which shall remain in full force and effect.  This Agreement may only be amended by a writing signed by the WSP Parties and the Company.  No waiver of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any other provision.

4.4                               ASSIGNMENT.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.5                               GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its principles of conflicts of laws. In addition, should it become necessary for any Party  to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, any party deemed to have breached its obligations hereunder shall reimburse the prevailing party its reasonable fees and expenses (legal costs, attorney’s fees and otherwise) related thereto.

4.6                               COUNTERPARTS/ FACSIMILE SIGNATURE.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

SIGNATURES ON THE FOLLOWING PAGE

The Parties have executed this Termination and Release Agreement as of the date set forth below.

SUNSHINE HEART, INC.		WSP TRADING LIMITED

By:	/S/ DAVE ROSA	By:	/S/ WILLIAM PETERS
Name:	Dave Rosa	Name:	William Peters
Title:	CEO	Title:	Director

/S/ WILLIAM PETERS
DR. WILLIAM PETERS, individually

SIGNATURE PAGE TO TERMINATION AND RELEASE AGREEMENT

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made this 1st day of January, 2015 (the “Effective Date”), between SUNSHINE HEART, INC., a Delaware corporation, having a principal place of business at 12988 Valley View Road, Eden Prairie, Minnesota 55344 (the “Company”), and DR. WILLIAM PETERS, whose address is GC/68 Greys Avenue, Auckland Central, Auckland 1010, New Zealand (“Dr. Peters”); WSP TRADING LIMITED, together with DR. WILLIAM PETERS, whose address is GC/68 Greys Avenue, Auckland Central, Auckland 1010, New Zealand (collectively, “Consultant”).

BACKGROUND

The Company desires to retain Consultant, and Consultant desires to be engaged by the Company, to perform certain consulting services pursuant to the terms and conditions of this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing and in the terms, conditions and covenants hereinafter set forth, the Company and Consultant agree as follows:

1.                                      CERTAIN DEFINITIONS.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)                                 “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Consultant or by others.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)                                 “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Consultant during the term of this Agreement, either alone or jointly with others.

(c)                                  “Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulae, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

(d)                                 “Services” means the consulting services to be performed by Consultant on behalf of the Company described on EXHIBIT A attached hereto.

2.                                      SERVICES.  The Company hereby engages Consultant, and Consultant accepts such engagement, to perform the Services.  Consultant shall provide the Services at such specific times and at such particular locations as Consultant and the Company mutually determine from time to time.  The Company acknowledges and agrees that

EXHIBIT A-1

Consultant’s performance of the Services constitutes “Continuous Services” for the purposes of the equity awards issued to Consultant prior to the Effective Date under the terms and conditions of the Company’s equity incentive plans.

3.                                      TERM.  The term of this Agreement shall commence on the Effective Date and terminate on the date that is two (2) years following the Effective Date. Notwithstanding the foregoing, either party may terminate this Agreement immediately upon occurrence of any of the following events: (a) the material breach of this Agreement by the other party, which breach is not cured within ten (10) days after written notice of such breach; (b) embezzlement, or fraud; or (c) breach of that certain Termination and Release Agreement between the Company and Consultant (the “Termination Agreement”). Notwithstanding the termination of this Agreement, any liability or obligation of either party which may have accrued prior to such termination shall continue in full force and effect, including but not limited to the rights and obligations of the parties hereto under Sections 6 through 13 and 17 of this Agreement.

4.                                      COMPENSATION.  In consideration of Consultant’s performance of the Services, during the first twelve months of this Agreement the Company shall pay Consultant $18,000 per month for the Services rendered by Consultant under this Agreement, which amount shall be due and payable on the 15th day of each month.  Thereafter, Consultant shall be compensated at a rate of $400 per hour for work performed as agreed upon by the parties.

5.                                      EXPENSES.  The Company shall reimburse Consultant for reasonable, documented and actual expenses incurred by Consultant in connection with the performance of the Services; provided, however, that Consultant shall not incur any such expense relating to a single activity or trip in excess of Five Hundred Dollars ($500.00) (the “Threshold Amount”) without first obtaining the written consent and approval of the Company.  Consultant shall submit invoices every month for expenses incurred the previous month.  The Company shall make any such reimbursement within ten (10) days after receipt of an invoice therefore, accompanied by photocopies of receipts, vouchers or other written evidence of the expenses incurred.  The Company shall have no obligation to reimburse Consultant for expenses in excess of the Threshold Amount that were not approved in advance by the Company.

6.                                      CONFIDENTIALITY OF PROPRIETARY INFORMATION.

(a)                                 Nature of Information.  Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business.  Consultant understands that Consultant’s engagement creates a relationship of confidence and trust between the Company and Consultant with respect to Proprietary Information.

(b)                                 Property of the Company.  Consultant acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in the Proprietary Information or any Company Documents and Materials created during the term of this Agreement.

(c)                                  Confidentiality.  At all times, both during the term of Consultant’s engagement by the Company and after Consultant’s termination, Consultant shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the President or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties for the Company.

(d)                                 Compelled Disclosure.  In the event that Consultant is requested in any proceeding to disclose any Proprietary Information, Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Consultant is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Consultant may disclose such information without liability hereunder; provided, however, that Consultant gives the

EXHIBIT A-2

Company notice of the request to disclose Proprietary Information as far in advance of its disclosure as is practicable.

(e)                                  Records.  Consultant agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)                                   Handling of the Company Documents and Materials.  Consultant agrees that during Consultant’s engagement by the Company, Consultant shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Consultant may be required to do in connection with performing the Services.  Consultant further agrees that, if so requested by the Company, Consultant shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Consultant’s personal copies of personnel records and records relating to Consultant’s compensation; and (ii) Consultant’s copy of this Agreement.

7.                                      INVENTIONS.

(a)                                 Disclosure.  Consultant shall promptly disclose in writing to Consultant’s supervisor or to such person designated by the Company all Inventions made during the term of Consultant’s engagement with the Company related to the Services.  Consultant shall also disclose to Consultant’s supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Consultant either alone or jointly with others, within six (6) months after the termination of Consultant’s engagement with the Company which resulted, in whole or in part, from Consultant’s prior engagement with the Company and are related to the Services.  Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)                                 Assignment of Inventions to the Company.  Consultant agrees that all Inventions which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Consultant’s engagement related to the Services, including, but not limited to, conceptions or ideas derived prior to Consultant’s engagement but related to the Services and reduced to practice or developed (in whole or in part, either alone or jointly with others) during Consultant’s engagement with the Company, shall be the sole property of the Company to the maximum extent permitted by law and Consultant agrees to assign and hereby does assign to the Company all right title and interest to the Inventions.

(c)                                  Works Made for Hire.  Consultant agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions related to the Services.  Consultant further acknowledges and agrees that such Inventions related to the Services, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in such Inventions.

(d)                                 Cooperation.  Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in

EXHIBIT A-3

connection with such Inventions and improvements related to the Services with the same legal force and effect as if executed by Consultant.

(e)                                  Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(f)                                   Holdover Assignment.

(i)                                     Consultant agrees to, after the termination of Consultant’s engagement with the Company for any reason, (1) disclose immediately to the Company all Inventions related to the Services, patentable or not; (2) assist, at the Company’s expense, such applications for United States patents and foreign patents covering such Inventions related to the Services as the Company may reasonably request; (3) assign to the Company without further compensation to Consultant the entire title and rights to all such Inventions and applications related to the Services that Consultant may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the full rights to such Inventions and applications related to the Services.

(ii)                                  The Inventions related to the Services which shall come under this Section 7(f) shall include all Inventions related to the Services that (1) Consultant conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of this Agreement; and (2) are in any way based on any trade secret or confidential or proprietary information that Consultant learned during his engagement with the Company; or result from any work performed by Consultant for the Company under this Agreement.

8.                                      NON-SOLICITATION OR HIRE OF THE COMPANY EMPLOYEES.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with Consultant or any other entity.  As part of this restriction, Consultant shall not (a) interview or provide any input to any third party regarding any such employee during such time period, or (b) retain or hire in any capacity, either individually or for any person or entity by which Consultant may be engaged or with which Consultant may be affiliated, any person who is or was employed by the Company at any time during the term of this Agreement and six (6) months after the termination of such engagement.  The Company will not encourage or solicit any employee of the Consultant’s employer to leave the Consultant’s employer for any reason or to accept employment with Consultant’s employer or any other entity during the term of this Agreement and for one (1) year thereafter.

9.                                      NON-SOLICITATION OF NON-EMPLOYEES.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors, nor shall Consultant attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor of the Company to terminate association with the Company.  The Company will not interfere with or attempt to impair the relationship between the Consultant and any non-employee consultants and advisors during the term of this Agreement and for one (1) year thereafter.

10.                               NON-COMPETITION.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not, with or without consideration, render services in any capacity to any person, business, firm or corporation engaged in any business involved in the development of active counter pulsation devices for the treatment of heart failure.  Consultant shall not become interested in any such business either directly or indirectly, as partner, stockholder, principal, member, employee, agent, trustee, consultant, or any other relationship or

EXHIBIT A-4

capacity; provided, however, that such restriction shall not apply with respect to a less than or equal to a one percent (1%) interest in any entity which is publicly traded and listed on a recognized securities exchange.

11.                               ARRANGEMENT NON-EXCLUSIVE.  Consultant agrees that, if during the first three years of this Agreement Consultant enters into an agreement with another entity that is in the business of the development of active counter pulsation devices for the treatment of heart failure, such agreement will constitute a conflict of interest with this Agreement and Consultant shall promptly notify the Company of such conflict in writing.  The Company may, at its option, elect to terminate this Agreement upon receipt of Consultant’s notice by, and upon, giving notice of such elections to the Consultant.

12.                               COMPANY AUTHORIZATION FOR PUBLICATION.  Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Consultant that incorporates information that concerns the Company’s business or anticipated research, Consultant agrees to deliver a copy of such material to the President of the Company for review.  Within twenty (20) days following such submission, the Company agrees to notify Consultant in writing whether the Company believes such material contains any Proprietary Information or Inventions related to the Services, and Consultant agrees to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions related to the Services.  Consultant further agrees to obtain the written consent of the Company prior to any review of such material by persons outside the Company.  This paragraph shall apply for a period of five (5) years from the Effective Date of this Agreement.

13.                               FORMER EMPLOYER INFORMATION.  Consultant represents and warrants to the Company that Consultant’s performance of all the terms of this Agreement and as a consultant of the Company does not and shall not breach any agreement to keep in confidence Proprietary Information, knowledge or data acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company, or violate the terms of any covenant not to compete between Consultant and any other person or entity.  Consultant shall not disclose to the Company or induce the Company to use any confidential or Proprietary Information or material belonging to any previous employers of Consultant or any other person or entity.  Consultant has not entered into and Consultant shall not enter into any agreement, either written or oral, in conflict herewith or in conflict with Consultant’s engagement with the Company.  Consultant further agrees to conform to the rules and regulations of the Company, so long as Consultant does not deem such conformity to violate legal, ethical or medical professional standards.

14.                               INDEPENDENT CONTRACTOR.  The Company and Consultant mutually understand and agree that Consultant shall be at all times acting and performing as an independent contractor.  Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the parties.  Except as contemplated by the Separation Agreement, the parties agree that Consultant is not eligible for any compensation, fringe benefits, pension, workers’ compensation, sickness or health insurance benefits, or other similar benefits accorded employees of the Company.  The parties agree that the Company will not withhold any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body on behalf of Consultant.  Consultant acknowledges and agrees that the Company has no obligation under local, state, or federal laws to withhold any such sums in connection with payments to Consultant for Services rendered under this Agreement.  Nothing in this Agreement is intended to allow the Company to exercise control or direction over the manner or method by which Consultant performs the Services under the terms of Consultant’s engagement by the Company.

15.                               MAINTENANCE OF RECORDS.  During the term of this Agreement and, until the expiration of five (5) years after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon reasonable written request of the Company or its designee, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant.

16.                               NO AUTHORITY TO BIND.  Consultant shall have no power or authority to execute any agreements or contracts for or on behalf of the Company nor to bind the Company in any other manner.

17.                               INDEMNIFICATION.  Consultant shall save, indemnify, defend and hold the Company harmless from any liability, claim, loss, damage, or expenses, including, without limitation, reasonable attorney fees, arising

EXHIBIT A-5

from Consultant’s acts of fraud or embezzlement.  The Company shall save, indemnify, defend and hold Consultant harmless from any liability, claim, loss, damage, or expenses, including, without limitation, reasonable attorney fees, arising from the Company’s acts or omissions in the course of performing the Company’s obligations arising under the terms and conditions of this Agreement.

18.                               INJUNCTIVE RELIEF.  The Parties acknowledges that breach of any of the provisions of this Agreement could cause a party irreparable injury for which no adequate remedy at law exists.  Accordingly, the Parties shall each have the right, in addition to any other rights they may have, and by executing this Agreement hereby consent, to the entry in any court having jurisdiction of a temporary or permanent restraining order or injunction restraining or enjoining any violation of this Agreement.

19.                               NO ASSIGNMENT.  This Agreement may not be assigned by either party without the written consent of the other party.

20.                               SEVERABILITY.  The Parties agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

21.                               BINDING EFFECT.  This Agreement shall inure to the benefit of and be binding upon, the Parties and their respective successors and permitted assigns.

22.                               AMENDMENT.  This Agreement may not be amended except by mutual written Agreement of the parties.

23.                               NOTICES.  All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made if delivered by hand, in which case notice will be deemed effective upon receipt, or, if by mail by certified or registered mail, with postage prepaid to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing, in which case notice will be deemed effective ten (10) business days after mailing.  The return receipt, the delivery receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

24.                               ENTIRE AGREEMENT.  This Agreement together with the Termination Agreement and other documents and plans referenced herein shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement.

25.                               GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.

26.                               COLLECTION COSTS AND ATTORNEYS’ FEES.  If a party shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other party may recover from the non-performing breaching party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

27.                               COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

SIGNATURES ON THE FOLLOWING PAGE

EXHIBIT A-6

IN WITNESS WHEREOF, the Company and Consultant have made this Agreement effective as of the date first set forth above.

THE COMPANY:		CONSULTANT:

SUNSHINE HEART, INC.		WSP TRADING LIMITED

By:	/s/ Dave Rosa	By:	/s/ William Peters
Name:	Dave Rosa	Name:	William Peters
Title:	CEO	Title:	Director

DR. WILLIAM PETERS, individually
		Date:	/s/ William Peters

SIGNATURE PAGE TO CONSULTING AGREEMENT

EXHIBIT A

DESCRIPTION OF SERVICES

Certain technical services requested by the Company from time to time, up to a maximum of sixty (60) hours per month.

A-1

SCHEDULE 1

SUNSHINE HEART INC

VESTED SHARES FOR WILLIAM PETERS AS OF November 30, 2014

STOCK OPTIONS

		New
		Number	Currency					Vesting		Post Split	Total Fair
Certificate		of	of exercise					Commencement		Fair Value	Value of		Current
No	Name	Options	price	Exercise price	Grant Date	Expiration Date	Vesting Schedule	Date	Term	per Option	grant	Status	balance	No. vested	No. unvested

27	William Peters	3,990	US	$3.10	31 January 2003	30 January 2013	1/4th after 1yr; 1/48th monthly thereafter	31 January 2003	10 years	0.6289	2,509	exercised	—	—	—
60	William Peters	3,880	AUD	$50.00	23 June 2004	5 July 2014	1/4 on 1 yr, then 1/48 per month	28 September 2005	10 years	41.0928	159,440	expired	—	—	—
82	William Peters	2,000	AUD	$36.00	1 November 2006	1 November 2016	1/4 on 1 yr, then 1/48 per month	1 November 2007	10 years	17.2800	34,560	current	2,000	2,000	—
84	William Peters	200	AUD	$36.00	1 November 2006	1 November 2016	1/4 on 1 yr, then 1/48 per month	1 November 2007	10 years	17.2800	3,456	current	200	200	—
104	William Peters	7,000	AUD	$60.00	18 April 2007	31 January 2017	Performance based, 4% vest Jun07	13 June 2007	10 years	8.6800	60,760	96% forfeited	280	280	—
115	William Peters	3,000	AUD	$60.00	18 April 2007	18 April 2017	1/4 on 1 yr, then 1/48 per month	18 April 2008	10 years	8.6800	26,040	current	3,000	3,000	—
124	William Peters	488	AUD	$40.00	10 July 2008	9 July 2018	Fully Vested	10 July 2008	10 years	14.9400	7,291	current	488	488	—
141	William Peters	4,726	AUD	$16.00	21 August 2008	20 August 2018	1/4 on 1 yr, then 1/48 per month	21 August 2009	10 years	2.4600	11,626	current	4,726	4,726	—
168	William Peters	80,745	AUD	$7.00	18 August 2011	17 August 2021	1/48th per month	17 March 2011	10 years	6.5576	529,493	current	80,745	74,016	6,729
234	William Peters	25,000	US	$6.46	30 January 2013	11 November 2022	1/4 on 1 yr, then 1/36 per month	8 November 2012	10 years	4.2300	105,750	current	25,000	12,500	12,500
306	William Peters	37,073	US	$4.95	1 August 2014	1 August 2024	1/4 on 1 yr, then 1/36 per month	1 August 2014	10 years	3.7265	138,153	current	37,073	—	37,073

													153,512	97,210	56,302

RSU

Original Grant - 24,716 Shares

	RSUs	RSUs w/h	Net RSUs
Vesting Date	Vested	for taxes	Vested

12/1/2014	2,060	680	1,380
1/1/2015	2,060	680	1,380
2/1/2015	2,059	680	1,379
3/1/2015	2,060	680	1,380
4/1/2015	2,060	680	1,380
5/1/2015	2,059	680	1,379
6/1/2015	2,060	680	1,380
7/1/2015	2,060	680	1,380
8/1/2015	2,059	680	1,379

			12,417

SCHEDULE 1-1